Exhibit No. 99.1

Contacts:	Investors:	Media:
	Deborah R. Jacobson	Mark Semer
	LIN TV Corp.	Kekst and Company
	(401) 457-9403	(212) 521-4802

LIN TV CORP. REPORTS FIRST-QUARTER 2004 RESULTS

PROVIDENCE, RHODE ISLAND, April 29, 2004 – LIN TV Corp. (NYSE: TVL), the parent of LIN Television Corporation, today reported financial results for the quarter ended March 31, 2004.

The net loss for the first quarter of 2004 was $1.1 million, or $0.02 per share, compared to a net loss of $40.9 million, or $0.82 per share, during the first quarter of 2003. The results include a $2.9 million charge for early extinguishment of debt in the first quarter of 2004 compared to a similar charge of $29.5 million in the first quarter of 2003. The first-quarter 2004 loss from continuing operations, before the cumulative effect of a change in accounting principle related to the adoption of FASB Interpretation No. 46 (“FIN 46”), as of March 31, 2004, was $0.04 per share in the first quarter of 2004. FIN 46 requires LIN to consolidate the financial statements of Banks Broadcasting, Inc. and LIN for all periods after March 31, 2004.

Net revenues for the first quarter of 2004 were $79.8 million, an increase of 8.4% over net revenues of $73.6 million in the first quarter of 2003. Direct operating and selling, general and administrative expenses, which exclude depreciation and amortization, increased 4.8% on an aggregate basis to $47.1 million from $45.0 million in the first quarter of 2003. Amortization of program rights increased to $5.7 million from $5.2 million in the first quarter of 2003, and depreciation and amortization decreased 2.7% to $7.8 million from $8.0 million for the same period. Corporate overhead increased 4.5% to $4.1 million from $3.9 million in the comparable 2003 period. As a result, operating income increased 30.9% to $15.1 million in the first quarter of 2004 from $11.5 million in the comparable 2003 period.

Capital expenditures were $1.7 million during the first quarter of 2004 compared to $6.1 million in the comparable quarter of 2003. The Company received $1.6 million in equity investment distributions in the first quarters of both 2004 and 2003.

CEO Comment

Gary R. Chapman, LIN TV’s Chairman, President and Chief Executive Officer, said: “The economic recovery has had a positive effect on the LIN TV stations and in our markets in general. Advertising time sales began to firm up in December and we have seen that strength increase through the first quarter of 2004. Advertising time sales for February and March both increased in the double digits and we are pleased to see double-digit growth in advertising time sales for April as well. Less than 20% of the growth in gross advertising time sales in the first quarter was driven by political dollars, which we expect to increase in the next few quarters.

“We are particularly pleased with the performance of our television stations in Dayton and Providence, which were acquired in May 2002. These stations are well positioned for the remainder of the year, as their audiences have built nicely to date, and revenue increases for the first quarter compare very favorably with similar stations,” Mr. Chapman concluded.

Balance Sheet

Total debt outstanding on March 31, 2004 was $693.0 million and cash and cash equivalent balances were $12.5 million at quarter-end. The Company purchased and retired $24.5 million face amount of its senior unsecured 8% notes, leaving a face amount of $180.5 million outstanding. The Company’s senior secured credit facility contains a covenant obligating the Company to maintain consolidated leverage, as defined in the credit facility agreement, of not more than 6.25X for the period ending March 31, 2004, reducing to a maximum of 5.75X beginning on April 1, 2004. The Company’s net consolidated leverage as defined in the credit facility (total debt of $693.0 million minus up to $10 million of cash and cash equivalents divided by $129.3 million, representing trailing four quarters of broadcast cash flow less corporate overhead and including joint venture distributions) was approximately 5.3X as of March 31, 2004.

LIN TV had 50.2 million common shares outstanding as of March 31, 2004.

Guidance

Based on current pacings, LIN TV believes that second quarter revenue growth will be in the high single digits compared to a net revenue base of $89.2 million for the second quarter of 2003 (excluding WEYI-TV in Flint, Michigan, which the Company has entered into an agreement to sell and is treated as a discontinued operation). This growth is similar to the rate of growth experienced in the first quarter. Guidance for expenses and other items previously provided for the full year is affirmed below:

Direct operating and SG&A expenses	approximately $196 — $198 million
Program amortization	approximately $21 — $22 million
Cash payments for programming	approximately $24 — $25 million
Depreciation and amortization	approximately $32 — $33 million
Cash interest expense	approximately $38 — $40 million
Corporate overhead	approximately $15 — $16 million
Network compensation	approximately $10 — $11 million
Capital expenditures	approximately $28 — $30 million
Cash taxes	approximately $8 — $9 million

Recent Developments

The previously announced sale of WEYI-TV, the NBC affiliate serving Flint, Michigan, is proceeding and is expected to be completed during the second quarter. As such, operating results for WEYI-TV are reflected as discontinued operations.

About LIN TV

LIN TV Corp. is an owner and operator of network-affiliated television stations in mid-sized markets. Headquartered in Providence, Rhode Island, the Company operates 23 television stations in 13 markets, two of which are LMAs. LIN’s stations are:

Market	Station	DMA	Channel	Network
Indianapolis	WISH-TV	25	8	CBS
	WIIH-CA			Univision
New Haven	WTNH-TV	27	8	ABC
	WCTX-TV		59	UPN
Grand Rapids	WOOD-TV	38	8	NBC
	WOTV-TV		41	ABC
	WXSP-CA		LPs	UPN
Norfolk	WAVY-TV	41	10	NBC
	WVBT-TV		43	Fox
Buffalo	WIVB-TV	44	4	CBS
	WNLO-TV		23	UPN
Providence	WPRI-TV	48	12	CBS
	WNAC-TV		64	Fox (LMA)
Austin	KXAN-TV	54	36	NBC
	KNVA-TV		54	WB (LMA)
	KBVO-CA		LPs	Telefutura
Dayton	WDTN-TV	58	2	ABC
Toledo	WUPW-TV	68	36	Fox
Fort Wayne	WANE-TV	104	15	CBS
Springfield	WWLP-TV	106	22	NBC
Lafayette	WLFI-TV	189	18	CBS
San Juan	WAPA-TV	NA	4	Independent
	WJPX-TV		24	Independent

LIN TV also owns approximately 20% of KXAS-TV in Dallas, Texas and KNSD-TV in San Diego, California through a joint venture with NBC, and is a 50% non-voting investor in Banks Broadcasting, Inc., which is now consolidated with LIN as a result of FIN 46 and which owns KWCV-TV in Wichita, Kansas and KNIN-TV in Boise, Idaho. Finally, LIN is a one-third owner of WAND-TV, the ABC affiliate in Decatur, Illinois, which it manages pursuant to a management services agreement.

Financial information and overviews of LIN TV’s stations are available on the Company’s website at www.lintv.com.

Conference Call

LIN TV will hold a conference call to discuss its first quarter 2004 results TODAY, Thursday, April 29, 2004, at 8:30 am ET. To participate in the call, please call (800) 500-3972 (U.S. callers) or (719) 457-2734 (international callers) approximately 10 minutes prior to the scheduled start of the call and reference 509874. The call can also be accessed via the investor relations section of the company’s website at www.lintv.com (listen-only).

If you are unable to participate in the live call, a taped replay will be available from 11:30 am ET today until Thursday, May 6, 2004 at midnight ET. The replay can be accessed by dialing (888) 203-1112 (U.S. callers) or (719) 457-0820 (international callers), and using passcode 509874. The replay can also be accessed at the company’s website from 1:00 pm today until midnight on May 4, 2004.

Safe Harbor Statement

This press release may include statements that may constitute “forward-looking statements,” including estimates of future business prospects or financial results and statements containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties, including, among other factors, general economic conditions, demand for advertising, the war in Iraq or other geopolitical events, competition for audience and programming, government regulations and new technologies, that could cause actual results of LIN TV to differ materially from the forward-looking statements. Factors that could contribute to such differences include the risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

# # #

LIN TV CORP.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share information)

	Three months ended March 31,
	2004	2003
Net revenues	$79,844	$73,627

Operating costs and expenses:
Direct operating (excluding depreciation of $7.5 million and $7.7 million for the three months ended March 31, 2004 and 2003 respectively)	24,630	24,217
Selling, general and administrative	22,500	20,753
Amortization of program rights	5,724	5,200
Corporate	4,098	3,920
Depreciation and amortization of intangible assets	7,776	7,988

Total operating costs	64,728	62,078

Operating income	15,116	11,549

Other (income) expense:
Interest expense	11,739	20,521
Investment income	(85)	(380)
Share of (income) loss in equity investments	(167)	289
Gain on derivative instruments	(990)	—
Loss on extinguishment of debt	2,937	29,525
Other, net	(119)	47

Total other expense, net	13,315	50,002

Income (loss) from continuing operations before provision for income taxes and cumulative effect of change in accounting principle	1,801	(38,453)
Provision for income taxes	3,797	2,422

Loss from continuing operations before cumulative effective of change in accounting principle	(1,996)	(40,875)

Discontinued operations:
Income from discontinued operations, net of tax provision of $206 for the three months ended March 31, 2004 and 2003	(69)	(8)

Cumulative effect of change in accounting principle, net of tax effect of $0	(819)	—

Net loss	$(1,108)	$(40,867)

Basic and diluted loss per common share:
Loss from continuing operations before cumulative effect of change in accounting principle	$(0.04)	$(0.82)
Income from discontinued operations, net of tax	—	—
Cumulative effect of change in accounting principle, net of tax	0.02	—
Net loss	(0.02)	(0.82)

Weighted-average number of common shares outstanding used in calculating basic and diluted loss per common share	50,194	49,904

Supplemental Financial Data:
Debt outstanding	$692,971	$753,951
Cash and cash equivalents	12,492	20,194
Capital expenditures	1,740	6,096
Program rights payments (excludes WEYI)	5,925	5,326
Capital distributions from equity investments	1,630	1,630
Cash taxes	—	2,651
Station non-cash items	277	268

Interest Expense Components:
Senior Credit Facility	$1,957	$$1,537
$300,000, 8 3/8% Senior Subordinated Notes	—	6,281
$200,000, 6 1/2% Senior Subordinated Notes	3,250	—
$125,000, 2.50% Exchangeable Senior Subordinated Debentures	781	—
$180,485, 8% Senior Notes	3,719	4,200
$276,000, 10% Senior Discount Notes	—	330
$100,000, 10% Senior Discount Notes	—	194

Interest expense before amortization of discount and deferred financing fees	9,707	12,542
Amortization of discount and deferred financing fees	2,032	7,979

Total interest expense	$11,739	$20,521